Exhibit 10.17

WAIVER AND TENTH AMENDMENT TO

LOAN AND SECURITY AGREEMENT

THIS WAIVER AND TENTH AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into this 5 day of March, 2018 by and between SILICON VALLEY BANK, a California corporation (“Bank”), and TINTRI, INC., a Delaware corporation (“Borrower”).

Recitals

A.Bank and Borrower have entered into that certain Loan and Security Agreement dated as of May 14, 2013 (as the same from time to time may have been and may be further amended, modified, supplemented or restated, the “Loan Agreement”).

B.Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.Borrower acknowledges that it is currently in default of Section 6.10(a) of the Loan Agreement for failure to comply with (i) the Minimum Adjusted Quick Ratio financial covenant as more fully described on Schedule A hereto, and such failure to comply constitutes an Event of Default; and (ii) the Net Cash Threshold Amount financial covenant as more fully described on Schedule A hereto, and such failure to comply constitutes an Event of Default (collectively, the “Existing Defaults”).

D.Borrower also acknowledges that it is currently in default of the Loan Agreement for failing to immediately repay an overadvance (the “Overadvance Default”) in the original principal amount of approximately Five Million Two Hundred Sixty-Six Thousand Seven Hundred Eighty-Three and 43/100 Dollars ($5,266,783.43) (the “Overadvance”). Borrower paid to Bank the full amount of the Overadvance on February 15, 2018.

E.Borrower has requested that Bank (i) waive the Existing Defaults and the Overadvance Default, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein.

F. Although Bank is under no obligation to do so, Bank is willing to (i) waive the Existing Defaults and the Overadvance Default, and (ii) make certain other revisions to the Loan Agreement as more fully set forth herein, but only to the extent and in accordance with the terms and covenants, subject to the conditions and in reliance upon the representations and warranties as set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.Definitions.  Capitalized terms used but not defined in this Agreement shall have the meanings given to them in the Loan Agreement.

2.Waiver.

2.1Waiver of Existing Defaults and the Overadvance Default. Bank hereby waives the Existing Defaults and the Overadvance Default.  Bank’s agreement to waive the Existing Defaults and Overadvance Default shall in no way obligate the Bank to make any other modifications to the Loan Agreement or to waive Borrower’s compliance with any other terms of the Loan Documents, and shall not limit or impair Bank’s right to demand strict performance of all other terms and covenants as of any date.  The waiver set forth above shall not be deemed or otherwise construed to constitute a waiver of any other provisions of the Loan Agreement in connection with any other transaction.

3.Amendments to Loan Agreement.

3.1Section 13.1 (Definitions). The following term and its definition set forth in Section 13.1 of the Loan Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Applicable Rate” is a per annum rate equal to the following:  (a) through March 31, 2018, the Prime Rate plus one and eighty-five hundredths of one percent (1.85%), and (b) from and after April 1, 2018, (i) the Prime Rate plus thirty-five hundredths of one percent (0.35%) at all times that Borrower is Borrowing Base Eligible, and (ii) the Prime Rate plus one and three quarters of one percent (1.75%) at all other times.

3.2Exhibit B (Compliance Certificate).  The Compliance Certificate is amended in its entirety and replaced with the Compliance Certificate in the form of Exhibit B attached hereto.

4.Limitation of Waiver and Amendments.

4.1The waiver and amendment as set forth in Sections 2 and 3 are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any other amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

4.2In addition to those Events of Default specifically enumerated in the Loan Documents, Borrower acknowledges and covenants that the failure to comply with the terms of any covenant or agreement contained therein (other than the Existing Defaults and Overadvance Default) shall constitute an Event of Default and shall entitle the Bank to exercise all rights and remedies provided to the Bank under the terms of any of the other Loan Documents as a result of the occurrence of the same.

4.3This Agreement shall be construed in connection with and as part of the Loan Documents, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents are hereby ratified and confirmed and shall remain in full force and effect.

5.Representations and Warranties.  To induce Bank to enter into this Agreement, Borrower hereby represents and warrants to Bank as follows:

5.1Immediately after giving effect to this Agreement, (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default (other than the Existing Defaults and Overadvance Default) has occurred and is continuing;

5.2Borrower has the power and authority to execute and deliver this Agreement and to perform its obligations under the Loan Agreement, as amended by this Agreement;

5.3The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

5.4The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, have been duly authorized;

5.5The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

5.6The execution and delivery by Borrower of this Agreement and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Agreement, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

5.7This Agreement has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

6.Prior Agreement.  The Loan Documents are hereby ratified and reaffirmed and shall remain in full force and effect.  This Agreement is not a novation and the terms and conditions of this Agreement shall be in addition to and supplemental to all terms and conditions set forth in the Loan Documents.  In the event of any conflict or inconsistency between this Agreement and the terms of such documents, the terms of this Agreement shall be controlling, but such document shall not otherwise be affected or the rights therein impaired.

7.Release by Borrower.

7.1FOR GOOD AND VALUABLE CONSIDERATION, Borrower hereby forever relieves, releases, and discharges Bank and its present or former employees, officers, directors, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or related to facts, circumstances, issues, controversies or claims existing or arising from the beginning of time through and including the date of execution of this Agreement (collectively “Released Claims”).  Without limiting the foregoing, the Released Claims shall include any and all liabilities or claims arising out of or in any manner whatsoever connected with or related to the Loan Documents, the Recitals hereto, any instruments, agreements or documents executed in connection with any of the foregoing or the origination, negotiation, administration, servicing and/or enforcement of any of the foregoing.  Notwithstanding anything in this Agreement, the releases set forth in this Agreement shall not extend to any obligations of the Bank to make extensions of credit after the date of this Agreement to Borrower in accordance with the terms of the Loan Agreement.

7.2In furtherance of this release, Borrower expressly acknowledges and waives any and all rights under Section 1542 of the California Civil Code, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” (Emphasis added.)

7.3By entering into this release, Borrower recognizes that no facts or representations are ever absolutely certain and it may hereafter discover facts in addition to or different from those which it presently knows or believes to be true, but that it is the intention of Borrower hereby to fully, finally and forever settle and release all matters, disputes and differences, known or unknown, suspected or unsuspected; accordingly, if Borrower should subsequently discover that any fact that it relied upon in entering into this release was untrue, or that any understanding of the facts was incorrect, Borrower shall not be entitled to set aside this release by reason thereof, regardless of any claim of mistake of fact or law or any other circumstances whatsoever.  Borrower acknowledges that it is not relying upon and has not relied upon any representation or statement made by Bank with respect to the facts underlying this release or with regard to any of such party’s rights or asserted rights.

7.4This release may be pleaded as a full and complete defense and/or as a cross-complaint or counterclaim against any action, suit, or other proceeding that may be instituted, prosecuted or attempted in breach of this release.  Borrower acknowledges that the release contained herein constitutes a material inducement to Bank to enter into this Agreement, and that Bank would not have done so but for Bank’s expectation that such release is valid and enforceable in all events.

7.5Borrower hereby represents and warrants to Bank, and Bank is relying thereon, as follows:

(a)Except as expressly stated in this Agreement, neither Bank nor any agent, employee or representative of Bank has made any statement or representation to Borrower regarding any fact relied upon by Borrower in entering into this Agreement.

(b)Borrower has made such investigation of the facts pertaining to this Agreement and all of the matters appertaining thereto, as it deems necessary.

(c)The terms of this Agreement are contractual and not a mere recital.

(d)This Agreement has been carefully read by Borrower, the contents hereof are known and understood by Borrower, and this Agreement is signed freely, and without duress, by Borrower.

(e)Borrower represents and warrants that it is the sole and lawful owner of all right, title and interest in and to every claim and every other matter which it releases herein, and that it has not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm or entity any claims or other matters herein released.  Borrower shall indemnify Bank, defend and hold it harmless from and against all claims based upon or arising in connection with prior assignments or purported assignments or transfers of any claims or matters released herein.

8.Integration.  This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.

9.Counterparts.  This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

10.Conditions to Effectiveness.  The parties agree that this Agreement shall be effective upon the satisfaction of each of the following conditions precedent, each in form and substance satisfactory to Bank (the date of the satisfaction of such conditions precedent referred to herein as the “Effective Date”): (a) the due execution and delivery to Bank of this Agreement by each party hereto, and (b) if invoiced in writing on or prior to the date of this Agreement, Borrower’s payment of Bank’s legal fees and expenses in connection with the negotiation and preparation of this Agreement.

11.Miscellaneous.

11.1This Agreement shall constitute a Loan Document under the Loan Agreement; the failure to comply with the covenants contained herein shall constitute an Event of Default under the Loan Agreement; and all obligations included in this Agreement (including, without limitation, all obligations for the payment of principal, interest, fees, and other amounts and expenses) shall constitute obligations under the Loan Agreement and secured by the Collateral.

11.2Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.Governing Law.  This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BANK:		BORROWER:
SILICON VALLEY BANK		TINTRI, INC.

By:	/s/ A. Tyler Dietrich	By:	/s/ Ian Halifax
Name:	A. Tyler Dietrich	Name:	Ian Halifax
Title:	Vice President	Title:	CFO

Schedule A

EXISTING DEFAULTS

Default Section 6.10(a): Failure to maintain an Adjusted Quick Ratio of at least 1:25:1.00 Section 6.10(a): Failure to maintain Net Cash in an amount not less than the Net Cash Threshold	Period Months ending December 31, 2017 and January 31, 2018 Months ending December 31, 2017 and January 31, 2018

Schedule A

EXHIBIT B

SPECIALTY FINANCE DIVISION
Compliance Certificate

I, an authorized officer of TINTRI, INC. (“Borrower”) certify under the Loan and Security Agreement (as amended, the “Agreement”) between Borrower and Silicon Valley Bank (“Bank”) as follows for the period ending _____________________________ (all capitalized terms used herein shall have the meaning set forth in this Agreement):

Borrower represents and warrants for each Financed Receivable:

Each Financed Receivable is an Eligible Account;

Borrower is the owner with legal right to sell, transfer, assign and encumber such Financed Receivable;

The correct amount is on the Invoice Transmittal and is not disputed;

Payment is not contingent on any obligation or contract and Borrower has fulfilled all its obligations as of the Invoice Transmittal date;

Each Financed Receivable is based on an actual sale and delivery of goods and/or services rendered, is due to Borrower, is not past due or in default, has not been previously sold, assigned, transferred, or pledged and is free of any liens, security interests and encumbrances other than Permitted Liens;

There are no defenses, offsets, counterclaims or agreements for which the Account Debtor may claim any deduction or discount;

Borrower reasonably believes no Account Debtor is insolvent or subject to any Insolvency Proceedings;

Borrower has not filed or had filed against it Insolvency Proceedings and does not anticipate any filing;

Bank has the right to endorse and/ or require Borrower to endorse all payments received on Financed Receivables and all proceeds of Collateral.

No representation, warranty or other statement of Borrower in any certificate or written statement given to Bank contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement contained in the certificates or statement not misleading.

Exhibit B

Additionally, Borrower represents and warrants as follows:

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.  The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s organizational documents, nor constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

Borrower has good title to the Collateral, free of Liens except Permitted Liens.  All inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change.  None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP.  Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to cause a Material Adverse Change.

Borrower is in compliance with the Financial Covenant(s) set forth in Section 6 of this Agreement.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes and subject to year-end audit adjustments.

Exhibit B

The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within 180 days	Yes No
A/R & A/P Agings	Monthly within 30 days	Yes No
Deferred Revenue (if applicable)	Monthly within 30 days	Yes No
Borrowing Base Certificate	Monthly within 30 days if Borrowing Base Eligible and any Advances are outstanding	Yes No
Board Projections	FYE within 30 days of Board Approval	Yes No

Performance Pricing
Net Cash	Applicable Rate	Applies	Borrowing Base Eligible

Net Cash ≥ $15,000,000	WSJ Prime + 0.35%	Yes No	Yes
Net Cash < $15,000,000	WSJ Prime + 1.75%	Yes No	No

*Until March 31, 2018, Applicable Rate will be WSJ Prime + 1.85%

Non-Formula Loans
Net Cash	Non-Formula Applicable Rate	Applies	Non-Formula Loan Eligible

Net Cash ≥ $15,000,000	WSJ Prime + 1.25%	Yes No	Yes
Net Cash < $15,000,000	WSJ Prime + 1.25%	Yes No	No

Financial Covenant	Required	Actual	Compliance
Adjusted Quick Ratio (monthly)*	1.25:1.00	____:1.00	Yes No
Net Cash	$15,000,000	$________	Yes No

The following financial covenant analysis and other information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

Exhibit B

All other representations and warranties in this Agreement are true and correct in all material respects on this date, and Borrower represents that there is no existing Event of Default.

Sincerely,

TINTRI, INC.

____________________________________

Signature

____________________________________

Title

____________________________________

Date

Exhibit B

Schedule 1 to Compliance Certificate

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:____________________

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:____________________

I.Adjusted Quick Ratio (Section 6.10)

Required:1.25:1.00

Actual:

A.	Aggregate value of the unrestricted cash and cash equivalents of Borrower at Bank	$______
B.	Aggregate value of Borrower’s net billed accounts receivable	$______
C.	Quick Assets (line A plus line B)	$______
D.

Aggregate value of obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, but excluding all Subordinated Debt, that matures within one (1) year

$______
E.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue
F.	Long term portion of the outstanding Obligations	$______
G.	Line D minus line E plus line F	$______
H.	Adjusted Quick Ratio (line C divided by line G)	___:___

Is line H equal to or greater than 1.25:1:00?

No, not in compliance	Yes, in compliance

Exhibit B